Exhibit 10.1
PIXELWORKS, INC.
EXECUTIVE EMPLOYMENT AGREEMENT
     This Agreement (the “Agreement”) is made and entered into effective as of March 31, 2008 (the “Effective Date”), by and between Bruce Walicek (the “Executive”) and Pixelworks, Inc., an Oregon corporation (the “Company”).
     Executive agreed to serve as Acting CEO of the Company from January 1, 2008. A change in circumstances makes it appropriate to retain Executive as CEO on an ongoing basis, recognize his term in office as that of CEO retroactive to January 1, 2008, and to establish an executive employment agreement with him in connection with his initial employment as CEO.
AGREEMENT
     In consideration of the mutual covenants herein contained, the parties agree as follows:
     1. Employment. The Company employs Executive as Chief Executive Officer, retroactive to January 1, 2008.
          (a) Compensation and Options. Company employs Executive at the base salary defined in Exhibit A, with the bonus plan defined in Exhibit A, and with the option award defined in Exhibit A.
          (b) At Will. Executive acknowledge that the Executive’s employment is and shall continue to be at-will, as defined under applicable law. Company or Executive may terminate this Agreement by notice pursuant to Section 3(b) hereof. If the Executive’s employment terminates for any reason, the Executive shall not be entitled to any payments, benefits, damages, awards or compensation other than as provided by this Agreement, or as may otherwise be established under the Company’s then existing employee benefit plans or policies at the time of termination, subject to Section 14(b) hereof.
          (c) Duties. Executive shall perform such officer level duties and have such officer level authority and responsibility as is usual and customary for a Chief Executive Officer, plus any additional officer level duties as may reasonably be assigned from time to time by the Board, including but not limited to providing services as an officer and/or as a member of the boards of directors to one or more of the Company’s subsidiaries or affiliates. Executive shall perform the duties and carry out the responsibilities assigned to Executive, to the best of his ability, in a trustworthy, businesslike and efficient manner for the purpose of advancing the business of the Company and shall comply with the Company’s policies and procedures, as generally in effect from time to time, in all material respects. Except as otherwise approved by
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the Board in writing, Executive shall devote substantially all of his business time to the performance of his duties under this Agreement.
     2. Definition of Terms. The following terms referred to in this Agreement shall have the following meanings:
          (a) Cause. “Cause” shall mean Executive engaged in any one or more of the following: (i) a material act of dishonesty, fraud, misconduct , or willful violation of any material law, ethical rule or fiduciary duty that is in connection with Executive’s responsibilities as an Executive of the Company; (ii) acts constituting a felony or moral turpitude which the Board reasonably believes has had or will have a material detrimental effect on the Company’s reputation or business; or (iii) repeated willful failure to perform Executive’s duties as an employee of the Company and the failure to effect such cure within 30 days after written notice of such violation or breach is given to Executive; or (iv) the willful violation of any material Company policy or procedure, or breach of any material provision of this Agreement or other agreement with the Company, and if such violation or breach is susceptible of cure, the failure to effect such cure within 30 days after written notice of such violation or breach is given to Executive.
          (b) Change of Control. “Change of Control” shall mean the occurrence of any of the following events, if the occurrence takes place before the Transition End Date:
               (i) the approval by shareholders of the Company of a merger or consolidation of the Company with any other corporation, or of a subsidiary of the Company with any other corporation, other than a merger or consolidation which would result in effective voting control over the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation;
               (ii) the approval by the shareholders of the Company of a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets;
               (iii) any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) becoming the “beneficial owner” (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing 50% or more of the total voting power represented by the Company’s then outstanding voting securities; or
               (iv) a change in the composition of the Board, as a result of which fewer than a majority of the directors are Incumbent Directors. “Incumbent Directors” shall mean directors who either (A) are directors of the Company as of the date hereof, or (B) are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of those directors who are either identified in (A) or identified as their successors elected under this clause (B).
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          (c) Good Reason Event. A “Good Reason Event” shall be any of the following: (i) without the Executive’s express written consent, a material diminution of the Executive’s duties, authority or responsibilities; (ii) without the Executive’s express written consent, a reduction by the Company of the Executive’s base salary; (iii) without the Executive’s express written consent, the imposition of a requirement that Executive’s primary place of employment be at a facility or a location more than fifty (50) miles from the Executive’s current work location, provided that such requirement to relocate materially increases the Executive’s commute; or (iv) the failure of the Company to obtain the assumption of this Agreement by any successors contemplated in Section 7 below.
          (d) Involuntary Termination. “Involuntary Termination” shall mean (i) any termination of the Executive’s employment by the Company which is not effected for valid Cause; or (ii) any termination by the Executive for Good Reason.
          (e) Termination Date. “Termination Date” shall mean the effective date of any notice of termination delivered by one party to the other hereunder.
     3. Term and Termination of Agreement.
          (a) Term. Mr. Walicek’s term in office, and measurement of any seniority-dependent benefits the Company may from time to time make available, shall be understood to measure from January 1, 2008. This Agreement shall continue until terminated by either party as provided under this section 3.
          (b) Notice of Termination; Effective Date.
               (i) By Company. Company may terminate Executive’s employment without Cause on 30 days’ notice or, at its election, may pay Executive in lieu of any required notice. Company may terminate Executive’s employment immediately for Cause. If the Company claims Cause, the Company’s notice shall set forth the basis for the “Cause.”
               (ii) By Executive With Good Reason. Executive may terminate his employment for Good Reason by providing written Notice of Good Reason Termination within thirty days after the initial existence of the Good Reason Event. His Notice of Good Reason Termination must (x) identify the Good Reason Event and the date of its initial existence; (y) invite the Company to remedy the Good Reason Event, and (z) state the Executive’s intention to terminate his employment for Good Reason as of a Termination Date no more than ten days following the expiration of the Company’s cure period described in the next sentence. Before a Termination for Good Reason shall be effective, the Company shall have a period of thirty days from the date it receives Executive’s Notice of Good Reason Termination to remedy the conditions claimed to give rise to a Good Reason Event. If the Company fails to remedy the conditions claimed to give rise to a Good Reason Event by the end of the thirty day cure period. Executive’s Termination for Good Reason will be effective on the Termination Date stated in the Notice of Good Reason Termination..
               (iii) By Executive, Other than for Good Reason. Executive may voluntarily terminate Executive’s employment without Good Reason upon notice of termination
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to Company, which notice identifies the Termination Date. A voluntary termination will be effective on the identified Termination Date.
     4. Termination Benefits on Involuntary Termination. On the Termination Date, provided Executive’s employment has ended as a result of an Involuntary Termination and subject to the condition that the Executive signs the release of claims pursuant to Section 8 hereof, and subject to the expiration of any waiver or revocation period applicable to the release of claims without waiver or revocation of the release of claims, Executive shall be entitled to the following Involuntary Termination benefits:
          (a) Option Acceleration if on Change of Control. For purposes of this paragraph, “vested” means with respect to a stock option, that it has become exercisable, and with respect to Restricted Stock Units granted subject to a right of repurchase in the Company or its successor, that the right of repurchase has lapsed. If the Termination Date is within a Control Change Window, then half of all Restricted Stock Units or Options that otherwise would not be vested as of the Termination Date, and which were purchased by or granted to Executive prior to the Change of Control, will vest immediately prior to the later of the Change of Control or the Termination Date. The particular half will be the half that, in the ordinary course absent any termination of Executive’s employment, would first have become vested. A “Control Change Window” is defined as the period between (x) the earlier of: (i) a Change of Control itself or (ii) the signing of a definitive agreement for a Change of Control that leads to the Change of Control contemplated in that agreement within twelve months, and (y) twelve (12) months after the Change of Control. If the vesting happens under this paragraph as of a Change of Control that occurs after the Termination Date, then (i) Executive shall have three months days from the Change of Control to exercise newly-vested options, and (ii) if Restricted Stock Units have already been repurchased that, under this paragraph, would vest, Executive shall have the right, during that same three month window, to buy back the Restricted Stock Units that would have vested, at the same price the Company purchased them from Executive.
          (b) Severance Pay. Company will pay (12) months of base salary, a pro rated portion of target bonus (pro rated according to the portion of the then-current year that has already passed), and any bonus earned with respect to the prior year that has not yet then been paid, in a lump sum on or before the first regularly scheduled pay date following the termination date and Executive’s satisfaction of the Release of Claims requirement stated in Section 8 below. All payments to Executive shall be reduced by such amounts as are required to be withheld by law.
          (c) COBRA Benefits. Provided Executive is eligible and properly elects coverage, Company will pay all COBRA premiums to extend Executive’s group health insurance coverage for twelve months following the Termination Date.
     5. Accrued Wages and Vacation, Expenses always payable. Without regard to the reason for, or the timing of, Executive’s termination of employment: (i) the Company shall pay the Executive any unpaid base salary due for periods prior to the Termination Date; (ii) the Company shall pay the Executive all of the Executive’s accrued and unused vacation through the Termination Date; and (iii) following submission of proper expense reports by the Executive, the Company shall reimburse the Executive for all expenses reasonably and necessarily incurred by
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the Executive in connection with the business of the Company prior to the Termination Date. These payments shall be made promptly following termination and within the period of time mandated by law.
     6. Limitation on Payments. In the event that the severance and other benefits provided for in this Agreement or otherwise payable to the Executive (i) constitute “parachute payments” within the meaning of Section 280G of the United States Internal Revenue Code (the “Code”), and (ii) would be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then Executive’s benefits under this Agreement shall be either
          (a) delivered in full, or
          (b) delivered as to such lesser extent which would result in no portion of such benefits being subject to the Excise Tax, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the Excise Tax, results in the receipt by Executive on an after-tax basis, of the greatest amount of benefits, notwithstanding that all or some portion of such benefits may be taxable under Section 4999 of the Code.
     Any determination required under this section shall be made in writing by the Company’s independent public accountants (the “Accountants”), whose determination shall be conclusive and binding upon the Executive and the Company for all purposes. For purposes of making the calculations required by this section, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and the Executive shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this section. The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this section.
     7. Successors.
          (a) Company’s Successors. Any successor to the Company (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets shall assume the Company’s obligations under this Agreement and agree expressly to perform the Company’s obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. For all purposes under this Agreement, the term “Company” shall include any successor to the Company’s business and/or assets which executes and delivers the assumption agreement described in this subsection (a) or which becomes bound by the terms of this Agreement by operation of law.
          (b) Executive’s Successors. Without the written consent of the Company, Executive may not assign or transfer this Agreement or any right or obligation under this Agreement to any other person or entity. Notwithstanding the foregoing, the terms of this Agreement and all rights of Executive hereunder shall inure to the benefit of, and be enforceable
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by, Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.
     8. Execution of Release Agreement upon Termination. As a condition of receiving the benefits under Section 4 of this Agreement, the Executive shall within twenty five days after the Executive’s Termination Date, , execute and not revoke a general release of claims against the Company in form satisfactory to the Company.
     9. Litigation/Audit Cooperation. Following the termination of Executive’s employment for any reason, Executive shall reasonably cooperate with the Company or any of its subsidiaries or affiliates (the “Company Group”) in connection with (a) any internal or governmental investigation or administrative, regulatory, arbitral or judicial proceeding involving any member of the Company Group with respect to matters relating to Executive’s employment with or service as a member of the board of directors of any member of the Company Group other than a third party proceeding in which Executive is a named party and Executive and the Company (or the applicable member(s) of the Company Group) have not entered into a mutually acceptable joint defense agreement (collectively, “Litigation”) or (b) for a two year period following the Termination Date, any audit of the financial statements of any member of the Company Group with respect to the period of time when Executive was employed by any member of the Company Group (“Audit”). Executive acknowledges that such cooperation may include, but shall not be limited to, Executive making himself available to the Company or any other member of the Company Group (or their respective attorneys or auditors) upon reasonable notice for: (i) interviews, factual investigations, and providing declarations or affidavits that provide truthful information in connection with any Litigation or Audit; (ii) appearing at the request of the Company or any member of the Company Group to give testimony without requiring service of a subpoena or other legal process; (iii) volunteering to the Company or any member of the Company Group pertinent information related to any Litigation or Audit; (iv) providing information and legal representations to the auditors of the Company or any member or any member of the Company Group, in a form and within a timeframe requested by the Board, with respect to the Company’s or any member of the Company Group’s opening balance sheet valuation of intangibles and financial statements for the period in which Executive was employed by the Company or any member of the Company Group; and (v) turning over to the Company or any member of the Company Group any documents relevant to any Litigation or Audit that are or may come into Executive’s possession. The Company shall reimburse Executive for reasonable travel expenses incurred in connection with providing the services under this Section 9, including lodging and meals, upon Executive’s submission of receipts. The Company shall also compensate Executive for each hour that Executive provides cooperation in connection with this Section 9 at an hourly rate equal to Executive’s base salary as of the Termination Date divided by 2080. Executive shall submit invoices for any month in which Executive performs services pursuant to this Section 9 that details the amount of time and a description of the services rendered for each separate day that Executive performed such services. The Company shall reimburse Executive for such services rendered within fifteen (15) days of receiving an invoice from Executive.
     10. 409A Savings Clause. If Executive is a “specified employee” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended by the rules and regulations issued thereunder by the Department of Treasury and the Internal Revenue Service (“409A”) as
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of the date of the Executive’s “separation from service” within the meaning of Section 409A, Executive shall not be entitled to any payment or benefit pursuant to Section 4 until the earlier of (i) the date which is six (6) months after his separation from service for any reason other than death, or (ii) the date of Executive’s death. The provisions of this Section 10 shall only apply if, and to the extent, required to avoid the imputation of any tax, penalty or interest pursuant to Section 409A. Any amounts otherwise payable to Executive upon or in the six (6) month period following the Executive’s separation from service that are not so paid by reason of this Section 10 shall be paid (without interest) as soon as practicable (and in all events within thirty (30) days) after the date that is six (6) months after Executive’s separation from service (or, if earlier, as soon as practicable, and in all events within thirty (30) days, after the date of Executive’s death). To the extent that any benefits pursuant to Section 4 or reimbursements pursuant to Section 5 are taxable to the Executive, any reimbursement payment due to the Executive pursuant to any such provision shall be paid to the Executive on or before the last day of the Executive’s taxable year following the taxable year in which the related expense was incurred. The benefits and reimbursements pursuant to Section 4 are not subject to liquidation or exchange for another benefit and the amount of such benefits and reimbursements that the Executive receives in one taxable year shall not affect the amount of such benefits or reimbursements that the Executive receives in any other taxable year.
     11. Notices. Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid. In the case of the Executive, mailed notices shall be addressed to Executive at the home address which Executive most recently communicated to the Company in writing. In the case of the Company, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its Secretary.
     12. Arbitration.
          (a) Any dispute or controversy arising out of, relating to, or in connection with this Agreement, or the interpretation, validity, construction, performance, breach, or termination thereof, shall be settled by binding arbitration to be held in Portland, Oregon in accordance with the National Rules for the Resolution of Employment Disputes then in effect of the American Arbitration Association (the “Rules”). The arbitrator may grant injunctions or other relief in such dispute or controversy. The decision of the arbitrator shall be final, conclusive and binding on the parties to the arbitration. Judgment may be entered on the arbitrator’s decision in any court having jurisdiction.
          (b) The arbitrator(s) shall apply Oregon law to the merits of any dispute or claim, without reference to conflicts of law rules. The arbitration proceedings shall be governed by federal arbitration law and by the Rules, without reference to state arbitration law. Executive hereby consents to the personal jurisdiction of the state and federal courts located in Oregon for any action or proceeding arising from or relating to this Agreement or relating to any arbitration in which the parties are participants.
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          (c) Executive understands that nothing in this Section modifies Executive’s at-will employment status. Either Executive or the Company can terminate the employment relationship at any time, with or without Cause.
          (d) EXECUTIVE HAS READ AND UNDERSTANDS THIS SECTION, WHICH DISCUSSES ARBITRATION. EXECUTIVE UNDERSTANDS THAT SUBMITTING ANY CLAIMS ARISING OUT OF, RELATING TO, OR IN CONNECTION WITH THIS AGREEMENT, OR THE INTERPRETATION, VALIDITY, CONSTRUCTION, PERFORMANCE, BREACH OR TERMINATION THEREOF TO BINDING ARBITRATION, CONSTITUTES A WAIVER OF EXECUTIVE’S RIGHT TO A JURY TRIAL AND RELATES TO THE RESOLUTION OF ALL DISPUTES RELATING TO ALL ASPECTS OF THE EMPLOYER/EXECUTIVE RELATIONSHIP, INCLUDING BUT NOT LIMITED TO, THE FOLLOWING CLAIMS:
               (i) ANY AND ALL CLAIMS FOR WRONGFUL DISCHARGE OF EMPLOYMENT; BREACH OF CONTRACT, BOTH EXPRESS AND IMPLIED; BREACH OF THE COVENANT OF GOOD FAITH AND FAIR DEALING, BOTH EXPRESS AND IMPLIED; NEGLIGENT OR INTENTIONAL INFLICTION OF EMOTIONAL DISTRESS; NEGLIGENT OR INTENTIONAL MISREPRESENTATION; NEGLIGENT OR INTENTIONAL INTERFERENCE WITH CONTRACT OR PROSPECTIVE ECONOMIC ADVANTAGE; AND DEFAMATION.
               (ii) ANY AND ALL CLAIMS FOR VIOLATION OF ANY FEDERAL STATE OR MUNICIPAL CONSTITUTION OR STATUTE, INCLUDING, BUT NOT LIMITED TO, TITLE VII OF THE CIVIL RIGHTS ACT OF 1964, THE CIVIL RIGHTS ACT OF 1991, THE AGE DISCRIMINATION IN EMPLOYMENT ACT OF 1967, THE AMERICANS WITH DISABILITIES ACT OF 1990, THE FAIR LABOR STANDARDS ACT, THE CALIFORNIA FAIR EMPLOYMENT AND HOUSING ACT, AND THE CALIFORNIA LABOR CODE (except for claims for underlying workers’ compensation benefits); and
               (iii) ANY AND ALL CLAIMS ARISING OUT OF ANY OTHER LAWS AND REGULATIONS RELATING TO EMPLOYMENT OR EMPLOYMENT DISCRIMINATION.
     13. Proprietary Information and Inventions Assignment Agreement. Executive shall execute and comply with the terms of the Company’s standard Proprietary Information and Inventions Assignment Agreement.
     14. Miscellaneous Provisions.
          (a) Effect of Any Statutory Benefits. If any severance benefits are required to be paid to the Executive upon termination of employment with the Company as a result of any requirement of law or any governmental entity in any applicable jurisdiction, the aggregate amount payable pursuant to Section 4 hereof shall be reduced by such amount.
          (b) Effect of Standard Company Policy. To the extent that any severance benefits are required to be paid to the Executive upon termination of employment with the
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Company as a result of any standard Company policy, Executive shall be entitled to the greater of benefits available under such policy or under this Agreement, but not both.
          (c) Effect of Standing Severance Agreement. To the extent that any cash severance benefits are provided for the Executive under any agreement between Executive and the Company, those benefits will be paid in addition to the retention benefits payable hereunder.
          (d) No Duty to Mitigate. The Executive shall not be required to mitigate the amount of any payment contemplated by this Agreement, nor shall any such payment be reduced by any earnings that the Executive may receive from any other source.
          (e) Waiver. No provision of this Agreement may be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by the Executive and by an authorized officer of the Company (other than the Executive). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.
          (f) Integration. This Agreement and any agreements referenced herein represent the entire agreement and understanding between the parties as to the subject matter herein and collectively supersede all prior or contemporaneous agreements, whether written or oral, with respect to the same subject matter, provided that, for clarification purposes, this Agreement shall not affect any agreements between the Company and Executive regarding intellectual property matters or confidential information of the Company.
          (g) Choice of Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the internal substantive laws, but not the conflicts of law rules, of the State of Oregon.
          (h) Severability. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.
          (i) Employment Taxes. All payments made pursuant to this Agreement shall be subject to withholding of applicable income and employment taxes.
          (j) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but both of which together will constitute one and the same instrument.
     IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the day and year first above written.

Pixelworks, Inc.		Executive

By:	/s/ Allen Alley	/s/ Bruce Walicek

	Allen Alley, Chair	Bruce Walicek
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EXHIBIT A
Executive: Bruce Walicek

Base Salary:	$325,000 annually, payable on standard payroll schedules from March 31, 2008 on.

2008 Bonus Plan:	Target bonus: 100% of salary.

Bonus cap: 125% of salary.

The amount of the bonus paid, if any, shall be determined by the Board in its discretion based on the criteria and performance objectives set forth in the company’s annual executive bonus plan. The 2008 bonus shall be payable no later than March 15, 2009.

Initial Stock Option Award	Executive will have a total option package in connection with his initial employment of 600,000 shares (including the options for 95,000 share originally awarded), to vest according to the Company’s standard new hire vesting schedule as applicable to executives, based on the initial employment date (and for vesting purposes, as if awarded on) January 1, 2008, and subject to the following additional modifications:

1) The vesting for the original 95,000 options granted will not change from the original award made effective January 2, 2008, and this agreement does not change the terms of that award; the vesting of those options will be credited against the standard new hire schedule otherwise applicable for the first year of vesting.

2) Pricing for the additional 505,000 options to be awarded to reach the intended 600,000 here required, will be determined under the terms of the plan for awards made as of the time and date of the compensation committee action approving this Agreement. The additional options will otherwise be subject to the standard terms and conditions of options issued under the Company’s applicable plans. All share references are subject to customary adjustments for stock splits and other events as provided in the applicable plan under which the options are granted.

Pixelworks, Inc.		Executive

By:	/s/ Allen Alley	/s/ Bruce Walicek

	Allen Alley, Chair	Bruce Walicek
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